UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2013

STREAMTRACK, INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

333-153502	26-2589503
(Commission File Number)	(I.R.S. Employer Identification No.)

347 Chapala Street, Santa Barbara, California	93101
(Address of principal executive offices)	(Zip Code)

(805) 308-9151
(Registrant’s telephone number, including area code)

________________________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

☐	Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 3, 2013, StreamTrack, Inc. (the “Company”) entered into a mutual rescission agreement, dated May 1, 2013 (the “Rescission Agreement”) with Rightmail Marketing, LLC (“Rightmail”) and RadioLoyalty, Inc. (“RadioLoyalty”). Pursuant to the Rescission Agreement, the asset purchase agreement, dated July 1, 2012, between Rightmail and RadioLoyalty, pursuant to which RadioLoyalty acquired certain assets from Rightmail, which assets were subsequently transferred to the Company in exchange for Rightmail’s receipt of 364,835 shares of the Company’s common stock, was rescinded and rendered null and void. Accordingly, pursuant to the Rescission Agreement, the issuance of 364,835 shares of common stock of the Company to Rightmail was rescinded. In addition, Rightmail assumed any and all debts and obligations that might at any time be determined to be owed by the Company to any businesses or individuals which Rightmail has entered into business transactions with, except that, the Company assumed the obligation to make certain payments in the aggregate amount of $139,634.

On May 3, 2013, the Company entered into a settlement agreement and general release, dated May 1, 2013 (the “Settlement Agreement”) with Rightmail, Michael Freides and Jennifer Freides. Pursuant to the Settlement Agreement, the parties provided mutual general releases, including with respect to a consulting agreement, dated July 1, 2012, among the parties, the Company agreed to issue 250,000 shares of common stock to Rightmail, and the Company’s promissory note, dated June 18, 2012, issued to Michael Freides, will remain in full force and effect.

In connection with the foregoing, the Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

   (d)   Exhibits.

Exhibit No .	Description

10.1	Mutual Rescission Agreement among the Company, Rightmail and RadioLoyalty

10.2	Settlement Agreement and General Release among the Company, Rightmail, Michael Freides and Jennifer Freides

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StreamTrack, Inc.

Date: May 9, 2013	By:	/s/ Michael Hill
Michael Hill, Chief Executive Officer